2 n d Q u a r t e r 2 0 0 5 R e p o r t    ◊     G r e a t L a k e s B a n c o r p , I n c.    ◊     Vol 6 ◊ Issue 2

2nd Quarter Highlights:		Branch Expansion Continues
◊	2nd Quarter profit of $465,000	The Bank's staff has been working diligently to expand our branch network. In late March, we opened the Jamestown branch, our eighth full-service office and first in Chautauqua County. In August, our ninth full-service office and second in Chautauqua County opened in the Dunkirk/Fredonia community. Our tenth office, on the corner of Transit Road and Klein Road in East Amherst, is rapidly approaching completion and is expected to be open in November. Construction has started on our 11th office, on Niagara Falls Boulevard in West Amherst. This office will also serve the very populous adjacent Tonawanda community. Our 12th office, on Stahl Road in the Getzville area of Amherst, is also under construction. Completion of both offices is anticipated for the 1st quarter of 2006.

The Bank also recently announced plans for building an office on Connecticut Street on the west side of Buffalo. This office will serve one of the oldest neighborhoods in the city, which is currently being revitalized. The City of Buffalo and the West Side Neighborhood Housing Service are applying to the State Banking Department to designate a Banking Development District in this neighborhood, which will provide incentives to the Bank for the establishment of a branch office to meet the needs of the low and moderate income residents of the area. The Bank also recently signed a contract to purchase a site in Orchard Park for a branch office. We had been looking for a site in Orchard Park for a considerable period of time, and are very pleased with our location, at the corner of North Buffalo and Webster Roads. Both of these offices will open in the 2nd quarter of 2006.

Our plans to substantially complete a branch network, which will make it even more convenient for everyone in the greater Buffalo market area to bank with us, are well underway. We continue to search for the best possible locations to meet the needs of our community, and we now only require a few additional sites to meet our objective.

Marylou Borowiak Chosen for Annual Business Women Award

Executive Vice President and Chief Retail Banking Officer, Marylou Borowiak, was one of the 25 women chosen for the second annual Women Who Mean Business awards. Business First Publisher Jack Connors said, "The panel chose these women based on their ability to rise above a very talented pool of competitors. We're honored to recognize their accomplishments." Marylou has been with Greater Buffalo Savings Bank since October 2000. As Executive Vice President and Chief Retail Banking Officer, she has overseen the rapid growth of the retail branch network and the development of our staff.

Marylou has also been very involved in our community. She currently serves as Chair of the Food Bank of WNY, an organization that assists the less fortunate in our four WNY counties and distributes food to over 500 agencies. Among her other involvements are the University at Buffalo Alumni Association and the Charter School for Applied Technologies Business Council. Greater Buffalo Savings Bank is tremendously proud of her accomplishments and the services she provides for the Bank.

◊	Loans increase by $51.9 million in 2nd Quarter
◊	In Last 12 Months:
Assets increased by 50.8%
Deposits increased by 49.7%
Loans increased by 34.8%
◊	Deposits exceed $25 million at Town of Tonawanda office
◊	Customer accounts now exceed 30,000
◊	Check 21 technology implemented at all offices
◊	Sunday hours added at Snyder and North Tonawanda offices

New Locations

Ninth location opens in the Dunkirk & Fredonia Plaza.

On August 15, 2005, we opened our ninth location, at 1170 Central Avenue in the Dunkirk & Fredonia Plaza. It is the Bank's second branch in Chautauqua County, having opened its first in Jamestown earlier this year.

Carrie Kukuda, a lifelong resident of Fredonia and the Public Relations Coordinator of the Dunkirk Rotary Club, is the Branch Manager. She has recruited an excellent staff that will continue the Bank's commitment of delivering superior customer service and great rates. GBSB may be new to the community, but it's guaranteed to feel like home.

Left: Our Dunkirk/Fredonia branch
Right: Branch Manager Carrie Kukuda

East Amherst branch scheduled to open in the fall.

Our tenth location, at the corner of Transit Road and Klein Road, will be our second office in the town of Amherst. It is scheduled to open in the fourth quarter.

This 4,000 square foot office will provide customers with extended banking hours including Saturdays and Sundays, 24-hour drive-up ATM service, three additional drive-up lanes and five teller stations.

The new building's handsome design replicates our prototype branch and joins our Kenmore, Town of Tonawanda and Snyder offices.

GBSB's tenth branch, at the corner of Transit Road and
Klein Road, is nearing completion.

Breaking ground on two new sites

Construction on the Bank's 11th and 12th locations - one on the corner of Niagara Falls Blvd. and Irvington in West Amherst and another on the corner of Stahl Rd. and Millersport Hwy. in Getzville - are now underway. Both locations will be 3,000 sq. ft. prototype branches and are slated to open in spring 2006. They will feature extended hours, a 24-hour drive-up ATM, four teller stations and three additional drive-up lanes. As both locations are in the town of Amherst, there will be a total of four GBSB branches in Amherst upon their completion.

The Bank's 11th and 12th branches will be in the town of Amherst and will feature our beautiful prototype design.

GBSBintroduces New
Marketing Campaign.

Free checking for life.	Open Sundays.
(It's an offer of a lifetime.)	(We don't believe in banker's hours.)

Our new Free Personal Checking for Life offer is one of the main thrusts of the Bank's new marketing materials. This day-to-day checking account has the benefit of no monthly service charges for the life of the account. Our communications accentuate the importance of the account with the line, "It's an offer of a lifetime." The Bank's dedication to superior service is reflected in its hours, which are also illustrated in our new marketing materials. We are now open seven days a week at most locations to provide our customers with the personal service and great rates they deserve.

The Bank's new marketing materials don't just boast a vibrant color palette. They feature strong positioning lines, which underline the Bank's major point of difference: superior customer service.

Our vibrant new campaign will be making a splash all over Western New York, on billboards, bus cards and radios.

Board of Directors
Andrew W. Dorn, Jr.
William A. Evans, Esq.
Carrie B. Frank
Luiz F. Kahl
Gerard T. Mazurkiewicz, CPA
Acea M. Mosey-Pawlowski, Esq.
Dennis M. Penman
Louis Sidoni
James A. Smith, M.D.
Barry M. Snyder
Louis J. Thomas
David L. Ulrich
Frederick A. Wolf, Esq.	To Our Shareholders, Customers and Friends:

The second quarter of 2005 was marked by continued growth of both deposits and loans with income increasing modestly over the first quarter. While deposits only increased by $2.1 million, we did replace the short-term escrow deposit of $35 million, which we reported in the first quarter, with core deposits. During the 2nd quarter, loans increased by more than $51 million and net income by $43 thousand, surpassing first quarter results by 10.3%.

Compared to the second quarter of 2004, assets have increased by 50.8% or $251 million, deposits by 49.7% or $196 million and loans by 34.8% or $93 million. As anticipated, earnings for the comparable period decreased by 29% or $394 thousand. Due to the substantial increase in loans, the normal addition to the loan loss reserve for this six month period exceeded last year's six month period by $412 thousand, thereby impacting this year's earnings. In addition, last year our realized gains from the sale of securities surpassed this year's by more than $50 thousand. Earnings have been impacted by the continued expansion of our branch system and the additions to staff required to operate a rapidly growing bank. In the first six months we have added 40 associates to our staff.

Net interest margins have been squeezed owing to the present interest rate environment. Short-term rates, affecting the cost of our deposits, have risen rapidly while the returns obtainable from our longer term earning assets have remained relatively flat. It is not expected that this interest rate environment will change markedly in the near term.

For the balance of the year, we will continue to focus on the development of our branch network and infrastructure. In August we opened our ninth full-service office in Fredonia. Construction is almost complete on the East Amherst office at the corner of Transit and Klein Roads, and we have started construction on two additional offices in Amherst and expect to start construction this fall on a branch in the Depew/Cheektowaga market. In addition, a site on Connecticut Street on the west side of Buffalo and a site in Orchard Park have been secured for branch locations. The Bank is currently working with the City of Buffalo and the West Side Neighborhood Housing Service to designate a new Banking Development District, in which the Connecticut Street Office will operate.

The Bank's efforts to restructure its loan portfolio with equal emphasis on residential, consumer, commercial real estate and business loans are proceeding as planned. On an annualized basis the loan portfolio grew by 66% in the second quarter. Currently more than $90 million of loan applications are being processed. In expanding the loan portfolio, credit quality will continue to be the primary focus. Loan delinquencies and nonperforming loans continue to be well below peer group levels.

We continue to make substantial investments in the development of our Bank, which we believe will provide significant returns in the future. Thank you for your continued support, business and referrals.

Offices
Main & Jewett Parkway Corporate Headquarters
2421 Main Street Buffalo, NY 14214
Downtown
47 Court Street Buffalo, NY 14202
Dunkirk/Fredonia
1170 Central Avenue (located in the D&F Plaza) Dunkirk, NY 14048
Jamestown
23 West Third Street Jamestown, New York 14701
Kenmore
690 Kenmore Avenue Buffalo, New York 14216
North Tonawanda
107 Main Street North Tonawanda, NY 14120
West Seneca
320 Orchard Park Road West Seneca, NY 14224
Snyder
4950 Main Street Amherst, NY 14226
Town of Tonawanda
3438 Delaware Avenue Kenmore, NY 14127
Lending Department 854-4272 Online Banking @ gbsb.com

Financial Statements

CONSOLIDATED FINANCIAL INFORMATION (unaudited)

(Dollars in thousands, except per share amounts)	As of and for the three months ended June 30,	As of and for the six months ended June 30,
	2005	2004	2005	2004
CONDENSED INCOME STATEMENT
Net interest income	$3,770	$3,200	$7,389	$6,017
Provision for loan losses	202	163	506	94
Net interest income after provision for loan losses	3,568	3,037	6,883	5,923
Noninterest income	321	145	756	475
Noninterest expense	3,271	2,173	6,481	4,335
Income before income taxes	618	1,009	1,158	2,063
Income taxes	153	383	272	778
Net income	$465	$626	$886	$1,285
SHARE AND PER SHARE DATA
Weighted average common shares outstanding	3,955,565	3,888,991	3,955,565	3,041,756
Period-end common shares outstanding (1)	3,955,565	3,932,045	3,955,565	3,932,045
Net income per share - basic and diluted	$0.12	$0.16	$0.22	$0.42
Book value per common share	$9.65	$8.80	$9.65	$8.80
PERIOD-END BALANCES
Assets	$745,003	$493,908	$745,003	$493,908
Earning assets	708,273	478,221	708,273	478,221
Loans	365,237	270,933	365,237	270,933
Allowance for loan losses	2,571	1,902	2,571	1,902
Deposits	590,866	394,590	590,866	394,590
Borrowings	112,772	62,616	112,772	62,616
Shareholders' equity	38,158	34,621	38,158	34,621
AVERAGE BALANCES
Assets	$745,355	$447,241	$732,208	$421,695
Earning assets	710,141	434,335	697,954	408,658
Loans	330,055	259,317	316,978	249,270
Deposits	573,687	374,895	562,381	372,284
Borrowings	130,609	35,988	129,133	20,533
Shareholders' equity	36,780	34,397	36,685	26,820
KEY RATIOS
Earnings:
Return on average assets	0.25%	0.56%	0.24%	0.61%
Return on average equity	5.07%	7.29%	4.87%	9.61%
Interest rate spread (on a tax-equivalent basis)	2.07%	2.80%	2.07%	2.82%
Net interest margin (on a tax-equivalent basis)	2.17%	2.96%	2.17%	2.96%
Efficiency ratio (2)	78.73%	64.61%	79.74%	68.49%
ASSET QUALITY
Net loan charge-offs to average loans, annualized	0.01%	0.00%	0.02%	0.00%
Allowance for loan losses to period-end loans	0.70%	0.70%	0.70%	0.70%
Allowance for loan losses to nonperforming loans (3)	802.25%	415.68%	802.25%	415.68%
Nonperforming loans to period-end loans	0.09%	0.17%	0.09%	0.17%
Nonperforming assets to period-end loans	0.13%	0.19%	0.13%	0.19%

(1)	Shares outstanding at June 30, 2004 do not include subscriptions for 13,125 shares.
(2)	Calculated by dividing total noninterest expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.
(3)	Nonperforming loans include nonaccrual loans and accruing loans 90 days or more delinquent.

Superintendent of Banks honors GBSB and the
Masten Banking Development District

On August 10, a press conference was held by the New York State Banking Department at GBSB's headquarters to announce the success of the Masten Banking Development District (BDD) - one of the most successful districts in Governor George Pataki's program to establish branches in areas where there is a demonstrated need for banking services.

GBSB President Andy Dorn, Mayor Anthony Masiello and NYS Banking Superintendent Diana L. Taylor joined homeowner Gerldine Wilson and local dentist Dr. Robert Herzog in celebrating the rejuvenation of the area. Taylor stated, "GBSB and its customers deserve to be recognized for the effort they have put into revitalizing their community."

The Mayor capped the celebration by announcing the city's plan to establish a Banking Development District on the west side of Buffalo, and  the Bank announced its plans to build a new office on Connecticut Street within the proposed district. A rendering of the branch was revealed.

Eric Gadley, Diana L Taylor and Andy Dorn

This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements concerning future revenues and earnings. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission.

Member FDIC                                                                © 2005 Greater Buffalo Savings Bank